================================================================================

                            Schedule 14A Information
                                 (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the Appropriate Box:
[X] Preliminary  Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional  Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------

                             LINENS 'N THINGS, INC.

                 (Name of Registrant as Specified in its Charter
                                       and
                     Name of Person Filing Proxy Statement)

--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)       Title  of  each  class  of  securities  to  which  transaction applies:
                  --------------------------------------------------------------

         2)       Aggregate number of securities to which  transaction  applies:
                  --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  --------------------------------------------------------------

         4)       Proposed    maximum    aggregate    value   of    transaction:
                  --------------------------------------------------------------

         5)       Total fee paid:
                  --------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            Amount Previously Paid:  ______________________________________
            Form, Schedule or Registration Statement No.: _________________ Filing Party: ________________________________________________
            Date Filed:  __________________________________________________

================================================================================

                                PRELIMINARY COPY

                             LINENS 'N THINGS, INC.
                                 6 BRIGHTON ROAD
                            CLIFTON, NEW JERSEY 07015



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 21, 1999



To Linens 'n Things, Inc. Shareholders:


                  The Annual Meeting of Shareholders of Linens 'n Things, Inc., a Delaware corporation, will be held at the Company's headquarters at 6 Brighton Road, Clifton, New Jersey, on Wednesday, April 21, 1999, at 11:00 a.m., for the following purposes:


                  1.    To elect two directors for a three year term.


                  2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 60 million shares to 135 million shares.


                  3.    To act upon such other  business  as may  properly  come
                        before  the  Annual  Meeting  or  any   postponement  or
                        adjournment.


                  Shareholders of record at the close of business on March 1, 1999 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.


                                      By order of the Board of Directors,





                                      BRIAN D. SILVA
                                      Secretary


March ___, 1999



--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------

                                PRELIMINARY COPY

                             LINENS 'N THINGS, INC.
                                 6 BRIGHTON ROAD
                            CLIFTON, NEW JERSEY 07015

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 21, 1999


                                 PROXY STATEMENT


                  This Proxy Statement is being furnished to the shareholders of Linens 'n Things, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 21, 1999, at 11:00 a.m., at 6 Brighton Road, Clifton, New Jersey and at any postponement or adjournment (the "Annual Meeting"). At the Annual Meeting, shareholders of the Company are being asked to consider and vote on (1) the election of two directors, each for a three year term, and (2) a proposal to increase the authorized Common Stock of the Company from 60 million shares to 135 million shares.


                  This Proxy Statement, Notice of Meeting and accompanying proxy are first being mailed to shareholders on or about March ___, 1999.


                                     GENERAL


                  The holders of shares of the Company's Common Stock of record at the close of business on March 1, 1999 are entitled to vote such shares at the Annual Meeting. On February 1, 1999, there were outstanding 39,047,733 shares of Common Stock. All references to shares of Common Stock throughout this Proxy Statement have been adjusted as appropriate to reflect the Company's 2-for-1 stock split in May 1998.


                  The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting and entitled to vote. Approval of the proposal to increase the authorized Common Stock of the Company requires the affirmative vote of a majority of the outstanding Common Stock entitled to vote at the Annual Meeting on this proposal.


                  Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Neither abstentions nor broker non-votes are counted as votes in connection with determining the plurality required to elect directors and have no effect on the outcome of that vote. In determining whether the proposed increase in authorized Common Stock receives the requisite shareholder votes for approval, abstentions and broker non-votes are counted and have the same effect as a vote against the proposal. Broker non-votes occur when a broker nominee does not vote on one or more matters at the meeting because it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on such matter. The Company believes that the Company's proposals will be considered "discretionary" items under New York Stock Exchange Rules upon which member firms holding Company shares in street name may vote if beneficial owners have not timely furnished voting instructions.


                  Shares of Common Stock represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified in the proxy, unless the proxy has previously been revoked. Unless contrary instructions are given in the proxy, it will be voted for the persons designated in the proxy as the Board of Directors' nominees for director, for the proposal to increase the authorized Common Stock of the Company, and, with respect to any other matters properly submitted to shareholders at the Annual Meeting, as recommended by the Board of Directors or, if no recommendation is given, in its discretion.


                  A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of such proxy, either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.


                  This proxy solicitation is being made on behalf of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone, telefax or telex by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

                                     ITEM 1


                            ELECTION OF TWO DIRECTORS


                  General. The Board of Directors currently consists of five members and is divided into three classes approximately equal in size. Directors are generally elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will extend for additional periods of one and two years respectively. This year's nominees have each been nominated to serve for a three-year term expiring in the year 2002. The Company has inquired of such nominees and determined that each will serve if elected. If, for any reason, either nominee is not available for election, which is not expected, the proxy committee would vote for such substitute nominee as may be recommended by the Board of Directors.


                  The nominees to the Board of Directors at the Annual Meeting are current directors of the Company. Set forth below is a brief description of the background of the nominees for election. Also set forth below are descriptions of the backgrounds of the existing directors whose terms of office extend beyond the Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" the Company's nominees for director.


                   Nominees for Election at the Annual Meeting


NORMAN AXELROD                                     Director since September 1996


                  Mr.  Axelrod,  age 46,  has  been  Chairman,  Chief  Executive
Officer and President of the Company since 1997 and President and Chief Executive Officer of the Company since 1988. Prior to joining Linens 'n Things, Mr. Axelrod held various management positions at Bloomingdale's between 1976 and 1988, ending with Senior Vice President, General Merchandise Manager.


CHARLES C. CONAWAY                                 Director since September 1996


                  Mr. Conaway, age 38, is currently Executive Vice President and Chief Financial Officer of CVS Corporation ("CVS"). Prior to joining CVS, he held the position of Executive Vice President and Chief Operating Officer for Reliable Drug Stores, Inc. Mr. Conaway joined CVS in 1992 as the Senior Vice President, Pharmacy, and has held his current positions since 1995.

                  Directors Whose Terms Do Not Expire this Year


STANLEY P. GOLDSTEIN                                 Director since October 1996


                  Mr. Goldstein, age 64, is currently Chairman of the Board of CVS (formerly known as Melville Corporation) and until May 1998 was Chairman of the Board and Chief Executive Officer of CVS. Mr. Goldstein co-founded Consumer Value Stores, a retail drug chain, in 1963. CVS was acquired by Melville Corporation in 1969, at which time Mr. Goldstein became President of the CVS Division of Melville Corporation. In 1984, he was appointed Executive Vice President of Melville Corporation, in 1986 President of Melville Corporation, and in 1987 Chairman and Chief Executive Officer of Melville Corporation. Mr. Goldstein's term as a director of the Company expires in 2001. Mr. Goldstein is also a director of Bell Atlantic Corporation and Footstar, Inc. and is on the board of overseers of The Wharton School, University of Pennsylvania.

PHILIP E. BEEKMAN                                    Director since January 1997


                  Mr. Beekman, age 67, is President of Owl Hollow Enterprises, Inc., a consulting and investment company. Mr. Beekman's term as a director of the Company expires in 2000. From 1986 to 1994, Mr. Beekman was Chairman of the Board and Chief Executive Officer of Hook SupeRx, Inc., a retail drug store chain. Prior to that he was President and Chief Operating Officer of Seagram Company Limited. Mr. Beekman is also a director of General Chemical Group, Inc., Kendle Company International and the Ladies Professional Golf Association.


HAROLD F. COMPTON                                      Director since March 1998


                  Mr. Compton, age 51, is President and Chief Operating Officer of CompUSA Stores Inc. ("CompUSA Stores") and Executive Vice President and Chief Operating Officer of CompUSA Inc. ("CompUSA"). Mr. Compton was elected as a director by the Board in March 1998 and his term as a director of the Company expires in 2000. Mr. Compton joined CompUSA in 1994 as Executive Vice President
- Operations, becoming Chief Operating Officer in 1995 and President of CompUSA Stores in 1996. From 1993 to 1994 he served as President and Chief Operating Officer of Central Electric, Inc. and from 1989 to 1993 he served as Executive Vice President - Operations and Human Resources and Director of Stores for HomeBase. Mr. Compton is also a director of Jumbo Sports, Inc. and Stage Stores, Inc.


                  Director Compensation - Attendance; Committees. Directors who are not employees of the Company are paid an annual retainer of $10,000 which may be taken either in cash or Common Stock of the Company. Each director has currently elected to accept such retainer in the form of Common Stock. Non-employee directors are also eligible to participate in the 1996 Non-Employee Director Stock Plan. Under the 1996 Non-Employee Director Stock Plan, each new non-employee director appointed or elected to the Board is currently eligible to receive, upon his or her initial election or appointment to the Board, an option to purchase 6,000 shares of the Common Stock of the Company and 400 stock units. Each stock unit represents the right to receive one share of Common Stock at the end of a specified period. One-half of such stock units will be paid six months and a day after the grant date and the other half approximately six months thereafter, provided that on such date the non-employee director has not ceased to serve as a director for any reason other than death, disability, or retirement at or after age 65. In addition, each non-employee director receives 400 stock units and also an option to purchase up to 2,000 shares of Common Stock on the date of each Annual Meeting.

                  In 1998, the Board of Directors held four meetings, the Audit Committee held four meetings and the Compensation Committee held two meetings. There is no standing nominating committee. Each director attended 100% of the meetings of the Board of Directors and of the Committees of which he was a member. Messrs. Beekman and Conaway are the current members of the Audit Committee. Messrs. Goldstein, Conaway and Compton are the current members of the Compensation Committee.


                  Audit Committee. The Audit Committee is intended to function as a communication point among non-Audit Committee directors, internal auditors, the independent auditors and Company management as their respective duties relate to financial accounting, reporting and internal controls. The Audit Committee is also intended to assist the Board of Directors in fulfilling its responsibility with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, and reporting practices of the Company and the sufficiency of auditing. Mr. Beekman is Chairman of the Audit Committee.


                  Compensation Committee. The principal responsibilities of the Compensation Committee include the determination and administration of compensation for the senior officers of the Company and other key members of the Company's management, including salary and incentive based plans and ongoing review, in consultation with the Company's executive management and the Board of Directors, of the policies relating to compensation of the Company's senior officers and other key members of the Company's management. Mr. Goldstein is Chairman of the Compensation Committee.

                             EXECUTIVE COMPENSATION

                  The following table sets forth information on compensation for the Company's Chairman, Chief Executive Officer and President, and for the four other most highly compensated executive officers of the Company.



                           SUMMARY COMPENSATION TABLE



                                                                      Long Term Compensation
                                                               --------------------------------------
                                       Annual Compensation                   Awards
                                    -------------------------------------------------------------------------------
                                                                                     Number of
                                                                                    Securities         All Other
  Name and Principal      Fiscal                                 Restricted         Underlying       Compensation
        Position            Year    Salary ($)     Bonus ($)   Stock Award(s)     Options/ SARs #       ($) (3)
                                                                     ($)
-------------------------------------------------------------------------------------------------------------------
Norman Axelrod,             1998      548,846       707,945       548,373(1)           378,774           9,600
Chairman,                   1997      496,920       513,838            0               300,000           9,500
Chief Executive             1996      475,000        65,313       998,707(2)           770,710           3,167
Officer  and President
Steven B. Silverstein,      1998      304,808       234,192       211,436(1)           109,376           9,600
Executive Vice              1997      282,310       210,900            0                60,000           9,500
President, Chief            1996      275,000        27,500       290,250(2)           150,000           3,167
Merchandising Officer
Hugh J. Scullin,            1998      215,000       153,940       149,053(1)            27,509           9,600
Senior Vice President,      1997      213,650       159,100            0                30,000           9,500
Store Operations            1996      210,000        21,000       174,150(2)            90,000           3,167

Brian D. Silva,             1998      208,769       151,792       146,976(1)            28,345           9,600
Senior Vice President,      1997      191,210       148,000            0                36,000           9,500
Human Resources, and
Secretary

William T. Giles,           1998      200,000       121,720       110,927               28,345           9,600
Chief Financial Officer     1997      163,210        96,971            0                30,000           9,500




(1) Valuation of the restricted stock awarded on July 1, 1998 is based on the closing price of $30.56 on June 30, 1998, net of consideration paid of $0.01 per share. The restricted stock awards for each of the named executives are: Mr. Axelrod, 17,950 shares; Mr. Silverstein, 6,921 shares; Mr. Scullin, 4,879 shares; Mr. Silva, 4,811 shares; and Mr. Giles, 3,631 shares. Shares of restricted stock vest 100% on July 1, 2001. Holders of restricted stock are entitled to receive dividends, if any, on the restricted stock. The number and value of the aggregate of all restricted stock holdings at the end of fiscal 1998 for each of the named executives are: Mr. Axelrod, 118,208 shares, $4,682,810; Mr. Silverstein, 35,045 shares, $1,388,308; Mr. Scullin, 24,870 shares, $985,225; Mr. Silva, 16,466 shares, $652,301; and Mr. Giles, 15,286 shares, $605,555. The foregoing values are calculated by multiplying the total number of restricted shares by the closing price of the Company's Common Stock on the last day of fiscal 1998, $39.625, net of consideration paid of $0.01 per share.

(2) Valuation of the restricted stock awarded in 1996 is based on the IPO price of $7.75, net of consideration paid of $0.01 per share. The restricted stock awards for each of the named executives are: Mr. Axelrod, 129,032 shares; Mr. Silverstein, 37,500 shares; and Mr. Scullin, 22,500 shares. Shares of restricted stock vest 25% on July 1, 1997, July 1, 1998, July 1, 1999 and July 1, 2000. Holders of
         restricted stock are entitled to receive dividends, if any, on the restricted stock.

(3) For each of fiscal years 1998 and 1997, represents amounts contributed under the Company's 401(k) profit sharing plan. For fiscal year 1996, represents amounts contributed under the CVS 401(k) profit sharing plan from January through November 1996.

         Option Grants in Last Fiscal Year. The table below sets forth certain information concerning stock options granted during 1998 by the Company to the named executive officers. The hypothetical present values on date of grant are presented pursuant to the rules of the Securities and Exchange Commission (the "SEC") and are calculated under the modified Black-Scholes Model for pricing options. No stock appreciation rights ("SARs") have been granted or are outstanding.



                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                           INDIVIDUAL GRANTS
                               ---------------------------------------------------------------------------
                                    NUMBER OF            PERCENT OF
                                   SECURITIES           TOTAL OPTIONS                                       GRANT DATE
                               UNDERLYING OPTIONS        GRANTED TO        EXERCISE OR                     PRESENT VALUE
                                   GRANTED (#)      EMPLOYEES IN FISCAL     BASE PRICE    EXPIRATION DATE     ($)(3)
            NAME                                            YEAR            ($/SHARE)
------------------------------ -------------------- --------------------- --------------- ---------------- --------------
Norman Axelrod                      28,774 (1)              3.4               26.06          09/18/03         325,972
                                   350,000 (2)             41.0               30.65          11/25/08       4,664,660

Steven B. Silverstein                9,376 (1)              1.1               26.06          09/18/03         106,218
                                   100,000 (2)             11.7               30.65          11/25/08       1,332,760

Hugh J. Scullin                      2,509 (1)              0.3               26.06          09/18/03          28,424
                                    25,000 (2)              2.9               30.65          11/25/08         333,190

Brian D. Silva                       3,345 (1)              0.4               26.06          09/18/03          37,895
                                    25,000 (2)              2.9               30.65          11/25/08         333,190

William T. Giles                     3,345 (1)              0.4               26.06          09/18/03          37,895
                                    25,000 (2)              2.9               30.65          11/25/08         333,190


(1) These options were granted in connection with an early distribution of vested restricted stock from the Deferred Compensation Plan due to changes in accounting rules effective September 30, 1998. These options were issued at fair market value and vested and become exercisable six months from the grant date.

(2) These options were granted at fair market value and vest and become exercisable in 33.3% annual increments beginning the third year from the grant date.

(3) The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value options granted include the stock's expected volatility rate (45%), risk free rate of return (4.7%), dividend yield (0%), projected time of exercise (4.5 years) and projected risk of forfeiture and non-marketability for the vesting period (6.21% per annum).

                  Option Exercises And Year-End Option Holdings. The following table shows information regarding option exercises during 1998 as well as 1998 year-end option holdings for each of the named executive officers.


                                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT FY-END     IN-THE-MONEY OPTIONS/SARS
                                    SHARES                           (#) EXERCISABLE/              AT FY-END ($)
                                  ACQUIRED ON                         UNEXERCISABLE                EXERCISABLE/
                                 EXERCISE (#)        VALUE                                         UNEXERCISABLE
                                                 REALIZED ($)
             NAME
------------------------------- ---------------- -------------- --------------------------- ----------------------------
Norman Axelrod                      192,500        3,198,900         267,855/989,129           7,811,316/20,806,876
Steven B. Silverstein
                                     30,000          462,450          60,000/229,376            1,767,188/4,413,725
Hugh J. Scullin
                                     22,500          358,875          30,000/95,009               883,594/2,191,997
Brian D. Silva
                                     13,000          223,925          26,000/85,345               741,563/1,825,054
William T. Giles
                                       0                0             37,500/80,845             1,122,656/1,725,210


                  Employment Agreements and Change in Control Agreements. The Company has employment agreements with Messrs. Axelrod, Silverstein and Scullin (each referred to individually as an "Employment Agreement"). The following briefly summarizes the principal terms of the Employment Agreements.

                  The period of employment under the Employment Agreements extends initially for four years subject to automatic one-year extensions at the end of the initial term unless either party gives notice of non-renewal at least 180 days prior to expiration of the term. The Employment Agreements generally provide for payment of an annual base salary that will be reviewed each year, but may not be decreased from the amount in effect in the previous year, and there is an annual target bonus of a minimum of 55% and a maximum of 110% of base salary for Mr. Axelrod and a minimum of 40% and a maximum of 80% of base salary for the other named executive officers.

                  The Employment  Agreements generally provide for (i) continued
payment of annual base salary, incentive compensation, and other benefits for 24 months in the case of Mr. Axelrod and for 12 months in the case of the other executives in the event the executive's employment is terminated other than in connection with a termination by the Company for "cause" or voluntary termination by the executive without "good reason;" (ii) other restrictive covenants including non-disclosure, non-solicitation of employees and availability for litigation support; (iii) participation in certain benefit plans and programs (including retirement benefits, disability and life insurance, and medical benefits); (iv) annual and long-term incentive compensation opportunities; and (v) deferred compensation arrangements. Mr. Axelrod also received from CVS an initial crediting to a deferred compensation account of approximately $2.2 million in lieu of certain accumulated pension benefits, outstanding CVS restricted stock awards and outstanding CVS stock options.

                  In the event of a "change in control," the Employment Agreements generally provide lump sum severance benefits equal to 2 times (2.99 for Mr. Axelrod) annual base salary and target bonus and continued participation in certain welfare benefit plans for 24 months (36 months for Mr. Axelrod). In addition, in the case of voluntary termination, the Company may elect to pay the executive over a 12 month period an amount equal to annual base salary plus target annual bonus in exchange for the executive's agreement not to compete with the Company for a period of one year. Upon a termination for cause, the executives have agreed not to compete with the Company for a period of one year.

                  A "change in control" is defined to include a variety of events, including significant changes in the stock ownership of the Company or a significant subsidiary, certain changes in the Company's Board of Directors, certain mergers and consolidations of the Company or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of the Company. "Good reason" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Axelrod or a material breach of the Employment Agreement by the Company. "Cause" is defined generally as a breach of the restrictive covenants contained in the Employment Agreements, certain felony convictions, or willful acts or gross negligence that are materially damaging to the Company.

                  If payments under the Employment Agreements following a change in control are subject to the "golden parachute" excise tax, the Company will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as it would have been had such excise tax not applied. The Employment Agreements obligate the Company to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and, in the case of Mr. Axelrod, generally provides that the Company will reimburse Mr. Axelrod for expenses incurred in seeking enforcement of his Employment Agreement, unless Mr. Axelrod's assertion of such rights is in bad faith or is frivolous.


                  REPORT ON COMPENSATION OF EXECUTIVE OFFICERS

                  Compensation decisions for the Company's Chief Executive Officer and the other named executive officers for fiscal 1998 were reviewed and determined by the Compensation Committee of the Board of Directors.


                  The overall objectives of the Company's executive compensation program are to attract and retain the highest quality executives to manage and lead the Company, and to provide annual and long term incentives to management, based on both Company performance and individual performance, in order to build and sustain value for shareholders.


                  The Company's executive compensation program for 1998 was reviewed and approved by the Compensation Committee of the Board of Directors. Before the Company's 1996 IPO, a national compensation consultant was retained by the Compensation Committee to assist the Compensation Committee in reviewing competitive compensation programs for the Company. The consultant reviewed competitive compensation in connection with the Company's senior officers, including the Chief Executive Officer and each of the other named executive officers as well as other members of the management group. This review included compensation levels reported for senior executives of a survey group of 14 retailers. The survey group is not the same group of companies included in the Peer Group index set forth in the Company's Performance Graph below because, in the view of the Compensation Committee and such compensation consultant, such survey group is not necessarily the most representative group for purposes of determining competitive compensation pay practices for the senior executives. Since that time, the Compensation Committee has continued to review the competitiveness of the Company's executive compensation practices based on the pre-IPO survey as well as its own subjective view of the appropriate level and competitiveness of such compensation levels.


                  Annual Base Salary. Based on this survey group review, annual base salaries for the Chief Executive Officer and the other named executives were established prior to the IPO at approximately the mean of the range of salaries considered in the survey group, with increases through fiscal 1998 made by the Compensation Committee based on its subjective view of appropriate, competitive annual base salary levels for such executives without specific reference to such survey group. Actual total remuneration levels may range below or above target in any one year and over a period of years based on performance against annual and long term goals and return to shareholders. At the time of the IPO, the Company entered into employment agreements with the Chief Executive Officer and Messrs. Scullin and Silverstein under which a minimum base pay level for each individual was established.


                  Incentive Awards. The Company's incentive program provides for cash bonuses based on performance relative to predetermined objectives established for the year. For 1998, the target award was 70% for the Chief Executive Officer, a blended target rate equivalent to 42% for Mr. Silverstein, 40% for Messrs. Scullin and Silva and 34% for Mr. Giles. Larger awards may be permitted from time to time if performance exceeds predetermined objectives. Smaller or no awards may be made if performance falls below such objectives. Eligible members of management, including the Chief Executive Officer and the other named executives, can defer receipt of a portion of their incentive award. For 1998, incentive bonuses payable to the Chief Executive Officer and the other named executives were based on specific earnings objectives established by the Compensation Committee in early 1998. Such goals for 1998 having been surpassed by a substantial margin, actual 1998 incentive awards were determined to be 179% of the target levels for each of the named executive officers (see Summary Compensation Table above).


                  Stock Based Compensation. The Board of Directors and the Compensation Committee are of the view that stock ownership or its equivalent by management aligns the interest of management with the Company's shareholders. Stock options are granted at fair market value and are intended to align executive compensation opportunities with shareholder returns. Stock options granted during 1998 were made in two segments. The first grant (see option grant table above) was made in connection with early distributions of restricted stock from the Company's Deferred Compensation Plan as a result of changes in accounting rules. The second grant was part of the Compensation Committee's customary review and these option grants were made at levels which the Compensation Committee determined to be appropriate long-term equity based incentives to such executives and were made at approximately the mean level for each of the named executives based on the survey group. Vesting under these latter stock option grants generally does not begin until three years from date of grant and then only in one-third annual increments. Stock options are intended to provide long term compensation incentive, and future grants of options or other awards will be periodically reviewed and determined by the Compensation Committee. Restricted stock awards made in fiscal 1998 (see Summary Compensation Table) were made by the Compensation Committee to the named executive officers based on such executives having exceeded certain established performance objectives for earnings and net return on assets, with each named executive having an award incentive rate ranging from 55% of annual base salary to, in the case of Mr. Axelrod, 96% of annual base salary. Such restricted stock vests three years from the date of grant. [CEO]


                  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m), however, disallows a deduction to the extent of excess non-performance based compensation over $1 million paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers. The Company believes that Section 162(m) deduction limits for fiscal 1999 will not be applicable or, if applicable, would not be material in terms of net financial effect or number of persons covered and therefore the Company does not intend to seek to restructure any fiscal 1999 compensation arrangements. The Company and the Compensation Committee will continue to monitor this matter.

                                        Compensation Committee of the
                                        Board of Directors


                                        Stanley P. Goldstein, Chairman
                                        Charles C. Conaway
                                        Harold F. Compton

                               PERFORMANCE GRAPH

                  The following graph compares the percentage change in the cumulative total shareholders' return on the Company's Common Stock on a quarterly basis from November 26, 1996, the first trading day of the Company's Common Stock, through December 31, 1998, with the cumulative total return on the Standard & Poor's Specialty Retail Index, the 14 Company Peer Group Index and the Standard & Poor's 500 Index for the same period. In accordance with the SEC rules, the returns are indexed to a value of $100 at November 26, 1996 and it is assumed that all dividends were reinvested.


                  The 14 Company Peer Group Index is comprised of the  following companies in the retail industry: Bed, Bath & Beyond; Bombay Company; Borders Group; Fabri-Centers of America; General Nutrition Cos.; Haverty Furniture Cos.; Lechters, Inc.; Michaels Stores, Inc.; Petsmart, Inc.; Pier 1 Imports, Inc.; Sharper Image, Inc.; The Sports Authority, Inc.; Strouds, Inc. and Williams-Sonoma, Inc. The returns of each issuer in the 14 Company Peer Group Index have been weighted according to the issuer's stock market capitalization at the beginning of each period for which a return is indicated.


    COMPARISON OF YEAR END CUMULATIVE TOTAL RETURN OF LINENS 'N THINGS, INC.,
         STANDARD & POOR'S SPECIALTY RETAIL INDEX, 14 COMPANY PEER GROUP
                        AND STANDARD & POOR'S 500 INDEX

                               [GRAPHIC OMITTED]




                  Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of Mr. Goldstein, Mr. Conaway and Mr. Compton. Mr. Goldstein has been Chairman of the Board, and a director of CVS and Mr. Conaway has been Executive Vice President and Chief Financial Officer of CVS. Immediately following the 1996 IPO and prior to the secondary offering of Common Stock in fiscal 1997, CVS owned approximately 32.5% of the Company's Common Stock.


                  Certain Transactions With Related Parties. The Company was acquired by Melville Corporation in 1983. After the Company's IPO in November 1996, CVS, as successor in interest to Melville Corporation, retained approximately 32.5% of the Common Stock of the Company. During fiscal 1997, CVS sold substantially all of its equity interest in the Company's Common Stock in an underwritten public offering by the Company.

                  The following are summary descriptions of the Transitional Services Agreement, Stockholder Agreement and Tax Disaffiliation Agreement. The descriptions do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such documents, which have been filed with the SEC.

                  Lease Guarantees. CVS guarantees the leases of certain stores operated by the Company and, prior to the IPO, charged a fee for that service. Since the IPO, CVS has no longer charged the Company a fee for this service. Although CVS remains obligated under its existing guarantees of the Company's store leases entered into prior to the IPO, CVS will not enter into any additional guarantees of leases on behalf of the Company. The Company has agreed to indemnify CVS under the Stockholder Agreement for any losses arising in connection with such lease guarantees.

                  Transitional Services Agreement. CVS and the Company entered into a transitional services agreement (the "Transitional Services Agreement") effective concurrently with the IPO, under which CVS provided or caused to be provided to the Company certain specified services for a transitional period after the IPO, including check authorization and collection. The Transitional Services Agreement provides that the services would be provided in exchange for fees based on CVS's cost for such services.

                  Stockholder Agreement. The Company and CVS entered into a Stockholder Agreement as of December 2, 1996 in connection with the IPO. The
Stockholder Agreement provided that the Company and CVS will indemnify each other against certain liabilities. In addition, pursuant to the Stockholder
Agreement no person or group shall acquire a majority of the beneficial ownership of the Common Stock of the Company unless (i) CVS receives prior written notice that such person or group proposes to acquire such majority beneficial ownership and (ii) prior to such acquisition such person or group provides to CVS (unless waived by CVS in writing) a guarantee, in form and substance acceptable to CVS, of the obligations of the Company under the Stockholder Agreement to indemnify the CVS Group in respect of the CVS Lease Guarantees. Upon such person or group acquiring majority ownership, CVS may terminate the provision of any or all of its services under the Transitional Services Agreement.

                  The Stockholder Agreement provides generally that CVS will cease to have any liability under its employee benefit plans with respect to employees and former employees of the Company after the IPO, except that (i) the full account balances of current employees of the Company in CVS's 401(k) profit sharing plan were transferred to a similar successor plan of the Company and
(ii) employees of the Company were entitled to exercise applicable distribution rights under CVS's employee stock ownership plan.

                  Tax Disaffiliation Agreement. CVS and the Company entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") in connection with the 1996 IPO that set forth each party's rights and obligations with respect to payments and refunds, if any, with respect to taxes for periods before and after the IPO and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

                  In general, CVS is responsible for filing consolidated federal and consolidated, combined or unitary state income tax returns for periods through the date on which the IPO was completed, and paying the associated taxes. The Company will reimburse CVS for the portion of such taxes, if any, relating to the Company's businesses, provided, however, that with respect to any combined and unitary state income taxes based in part on allocation percentages, the Company will reimburse CVS for the portion of such taxes
attributable  to  the  Company's   businesses'   contribution  to  the  relevant
allocation percentage. The Company will be reimbursed, however, for tax attributes, such as net operating losses, when and to the extent that they are used on a consolidated, combined or unitary basis. The Company is responsible for filing, and paying the taxes associated with, all other tax returns for tax periods (or portions thereof) relating solely to the Company's businesses. CVS, however, is responsible for preparing all income tax returns to be filed by the Company for tax periods that end on or before the date on which the IPO was completed.

                  In general, the Company has agreed to indemnify CVS for taxes relating to a tax period (or portion thereof) ending on or before the completion of the IPO to the extent such taxes are attributable to the Company's businesses or, in the case of any combined and unitary state income taxes based in part on allocation percentages, to the extent such taxes are attributable to the contribution of the Company's businesses to the relevant allocation percentage and CVS will agree to indemnify the Company for all other taxes relating to a tax period (or portion thereof) ending on or before the completion of the IPO. The Tax Disaffiliation Agreement also provides that CVS will generally pay to the Company the net benefit realized by CVS relating to the Company's businesses from the carryback to tax periods or portions thereof ending on or before the completion of the IPO of certain tax attributes of the Company arising in tax periods or portions thereof beginning after the completion of the IPO.

                  The Company and CVS have agreed not to take (or omit to take) any action that results in any increased liability relating to a tax period (or portion thereof) ending on or before the completion of the IPO. The Company and CVS have each agreed to indemnify the other for liabilities arising as a result of the breach of this agreement. The Company also agreed to indemnify CVS for liabilities resulting from a breach by the Company of a similar agreement and certain other agreements contained in the Tax Disaffiliation Agreement among Footstar, Inc., Melville Corporation (CVS's predecessor) and their respective affiliates, to which the Company continues to be a party.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                  Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of February 1, 1999.



Beneficial Owner                                      Number of Shares          Percent of Class

Putnam Investments, Inc. (1)                         5,230,260                          13.4%
One Post Office Square
Boston, Massachusetts 02109

Oppenheimer Funds, Inc. (2)                          2,052,800                           5.3%
Two World Trade Center, Suite 3400
New York, New York 10048-0203


(1) Based on a Report on Schedule 13G dated January 26, 1999, which was jointly filed by Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.

(2) Based on a Report on Schedule 13G dated February 11, 1999, which was filed by Oppenheimer Funds, Inc.

                  Stock Ownership of Directors and Executive Officers. The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company as of February 1, 1999, by each director and nominee of the Company, each of the named executive officers listed in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares. No director, nominee or executive officer beneficially owns more than one percent of the total outstanding Common Stock, and all directors and executive officers as a group own 1.45% of the total outstanding Common Stock.



                                    No. of Shares                                              No. of Shares
                                   of Common Stock                                               of Common
                                        (1)(2)                   Name of Beneficial Owner       Stock(1)(2)
    Name of Beneficial Owner
---------------------------------- -----------------         --------------------------------- --------------- ------

N. Axelrod..........................        332,970  (3)     S. Silverstein......................      80,750
P. Beekman..........................         10,986          H. Scullin..........................      45,650    (4)
C. Conaway..........................         10,986          B. Silva............................      33,500
S. Goldstein........................         10,986          W. Giles............................      45,000
H. Compton..........................          3,190
                                                             All   executive   officers   and
                                                             directors as a group................     574,018    (5)


(1) Includes shares of restricted stock which were vested as of February 1, 1999 (or will vest within 60 days thereafter), as follows: Mr. Axelrod, 35,741; Mr. Beekman, 3,200; Mr. Conaway, 3,200; Mr. Goldstein, 3,200;
         Mr. Compton, 800; Mr. Silverstein, 9,375; Mr. Scullin, 8,741; Mr. Silva, 4,155; Mr. Giles, 4,155; and all directors and executive officers as a group, 72,567.

(2) Includes shares subject to stock options which were exercisable as of February 1, 1999 (or will become exercisable within 60 days thereafter), as follows: Mr. Axelrod, 296,629; Mr. Beekman, 7,350; Mr. Conaway, 7,350; Mr. Goldstein, 7,350; Mr. Compton, 2,000; Mr. Silverstein, 69,376; Mr. Scullin, 32,509; Mr. Silva, 29,345; Mr. Giles, 40,845; and all directors and executive officers as a group, 492,754.

(3) Includes 400 shares held by Mr. Axelrod's minor children, as to which shares Mr. Axelrod disclaims beneficial ownership.

(4) Includes 1,000 shares held by Mr. Scullin's minor child and 1,000 shares held by Mr. Scullin's spouse, as to which shares Mr. Scullin disclaims beneficial ownership.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding ownership of the Company's Common Stock with the Securities and Exchange Commission, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes all such filings were timely made.

                                     ITEM 2


                  PROPOSED INCREASE IN AUTHORIZED COMMON STOCK


         The Board of Directors has approved a proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the authorized Common Stock from 60 million shares to 135 million shares. If approved by shareholders at this Annual Meeting, the proposed amendment would become effective upon filing with the Secretary of State of Delaware, which will occur promptly following the Annual Meeting.

         The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available to meet business needs as they arise.

         The  Company's  Amended  and  Restated   Certificate  of  Incorporation
currently authorizes the issuance of a total of 60 million shares of Common Stock and one million shares of Preferred Stock without designation.

                  On May 7, 1998 the Company effected a two-for-one split of the Common Stock of the Company in the form of a stock dividend. As a result of the two-for-one stock split, together with the additional shares of Common Stock issued under the Company's equity incentive plans following the stock split, as of February 1, 1999 there were 39,047,733 shares of Common Stock outstanding and 53,333 treasury shares. In addition, as of February 1, 1999, there were approximately 4.5 million shares of Common Stock currently reserved for future issuance under the Company's equity incentive plans. No shares of Preferred Stock are currently outstanding or reserved.

         The increased authorized shares of Common Stock would be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's shareholders except as may be required by applicable law, by the Company's Amended and Restated Certificate of Incorporation, or by the rules of the New York Stock Exchange or any other stock exchange or national securities association trading systems on which the securities may then be listed or traded.

         The Board of Directors believes that the availability of such additional authorized Common Stock will provide the Company with the flexibility to issue Common Stock for possible future stock splits or stock dividends, if such action is determined by the Board to be advisable, or in connection with acquisitions, equity incentive plans, financings or other corporate purposes which may be identified in the future by the Board of Directors, without the possible expense or delay of a special shareholders' meeting. Upon issuance, such shares of Common Stock will have the same rights as the outstanding shares of Common Stock. Issuance of additional shares of Common Stock may have a dilutive effect on existing holders of Common Stock. Holders of Common Stock have no preemptive rights.

         The proposed increase in the authorized Common Stock is not designed to have an anti-takeover effect. However, although the Board of Directors has no present intention of doing so, it could issue shares of Common Stock or Preferred Stock (within the limits imposed by applicable law, by the Amended and Restated Certificate of Incorporation and by the rules of applicable self-regulatory organizations) which could, depending upon the circumstances, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, including sale or issuance to persons favorable to the Board or management or otherwise having the effect of diluting the stock ownership of a person or entity. The Company currently has no firm plans or commitments involving the issuance of Common Stock, other than under its equity incentive plans.




                              INDEPENDENT AUDITORS

                  The Board of Directors has selected KPMG LLP as the Company's independent auditors to make an examination of the accounts of the Company for the 1999 fiscal year. KPMG LLP has served as the independent auditors of the Company since November 26, 1996 (formerly known as KPMG Peat Marwick LLP). Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

                SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

                  Any proposal of a shareholder intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company's Proxy Statement, Notice of Meeting and Proxy relating to the 2000 Annual Meeting, not later than November __, 1999.

                  The Company's Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any Annual Meeting of Shareholders, or to bring business before an Annual Meeting of Shareholders of the Company. The Bylaws provide that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or, in the case of an Annual Meeting of Shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws.


                                  ANNUAL REPORT

                  A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS HAS BEEN MAILED TO ALL SHAREHOLDERS OF RECORD. SHAREHOLDERS, UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY, 6 BRIGHTON ROAD, CLIFTON, NEW JERSEY 07015, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE 1998 FISCAL YEAR.


                                  OTHER MATTERS

                  As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.